UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: May 1, 2006
MAXICARE HEALTH PLANS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-12024	95-9615709
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File No.)	Identification No.
14241 E. Firestone Boulevard
Suite 400
La Mirada, California
(Address of principal executive office)
90638
(Zip Code)
(562) 293-4074
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     As previously reported, in June 2001 the Commissioner of the Indiana Department of Insurance (the “Liquidator”) commenced an action in the Marion County Circuit Court of Indiana (the “Liquidation Court”) against Maxicare Health Plans, Inc. (the “Company”), among others, alleging breach of contract and various forms of tortious conduct by the Company. The Liquidator claimed damages of $48 million. On May 1, 2006, the Liquidator and the Company entered into a Settlement and Release Agreement, a copy of which is attached. In material part, pursuant to the Agreement the Company has paid $750,000 to the Liquidator; the parties have exchanged general releases, which are subject to certain conditions as set forth in the Agreement; and the pending suit will be dismissed with prejudice. The settlement is subject to ratification by the Liquidation Court, and if it is not ratified, it would be unwound and the $750,000 may be returned to the Company.
     The Company established a reserve of $1,000,000 relating to the litigation described above on its balance sheet for the year ended December 31, 2005. If and when the Liquidation Court ratifies the proposed settlement for $750,000, the Company will recognize a gain of $250,000 which will be reflected as a benefit for litigation settlements in the Company’s Consolidated Statements of Operations.
     Also on May 1, 2006, the Company and the Liquidator entered into a second agreement, a copy of which is also attached, pursuant to which the Company waived and released any claims it might have to any assets or surplus of Maxicare Life and Health Insurance Company and also waived and released, subject to certain conditions as set forth in the agreement, any claims it might have to any pharmacy rebates arising out of prescriptions filled for current or former members of prescription plans for Maxicare Indiana, Inc.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.

99.1	Settlement and Release Agreement
99.2	Confirmation As To Certain Matters In Furtherance Of Liquidation Proceeding

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXICARE HEALTH PLANS, INC.

May 5, 2006

/s/ Joseph W. White

Joseph W. White
Chief Financial Officer

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